MusclePharm To Acquire BioZone Pharmaceuticals’

QuSomes® Technology and Manufacturing Facilities

DENVER, CO- (November 13, 2013) - MusclePharm Corporation (OTCQB: MSLP) (“MusclePharm”), a leading international, award-winning sports nutrition company, announced today it has signed a definitive asset purchase agreement with BioZone Pharmaceuticals, Inc. (OTCQB: BZNE) (“BioZone”) to acquire substantially all of the assets of BioZone and its subsidiaries.

Under the terms of the agreement, MusclePharm, through a newly formed Nevada subsidiary, BioZone Laboratories, Inc., will acquire substantially all of the assets of BioZone and its subsidiaries including its manufacturing facility in Richmond, California; all assets associated with BioZone’s QuSomes®, HyperSorb and EquaSome™ technologies; BioZone’s Baker-Cummins line of products; and, the name “BioZone”. In addition, BioZone will retain the right to market QuSomes® technology for a period of time. The Company will also license certain of the acquired assets to BioZone for a period of time.

BioZone’s patented QuSomes® technology enhances the absorption of topical and other drugs. MusclePharm is evaluating the QuSomes® technology in connection with nutritional supplements to determine if the combination of QuSomes® and nutritional supplements will enhance the absorption and speed of delivery of several MusclePharm products.

MusclePharm’s management believes that the acquisition would provide MusclePharm with additional benefits:

•	A substantial opportunity to bring science, innovation and sophistication to the sport nutrition market;

•	An opportunity to realize meaningful cost savings by utilizing the existing BioZone facilities in Northern California to establish a new west coast distribution center for MusclePharm products;

•	An opportunity to realize meaningful cost savings by internalizing and consolidating MusclePharm’s product quality control programs which are currently being outsourced; and

•	An opportunity, over time, to internalize various components of manufacturing of MusclePharm products.

Commenting on the announcement, Brad Pyatt, Founder and CEO of MusclePharm, stated, “We believe that the acquisition of the BioZone assets provides MusclePharm with numerous avenues to create shareholder value. In addition to acquiring the delivery technologies and science, we will have an opportunity to improve our logistics and supply chain and take control of QC procedures. Lastly, it gives us a long-term roadmap to eventually take control of our manufacturing.”

The purchase price to be paid by MusclePharm at closing is 1.2 million shares of the Company’s common stock, of which 600,000 shares will be placed into escrow for a period of 9 months to cover indemnification obligations. While in escrow, the 600,000 shares shall also be subject to repurchase by MusclePharm for $10.00 per share in cash. Non-escrowed shares will be subject to a lockup agreement containing certain leak out provisions as well as permit private sales.

Closing of the transaction is subject to customary conditions including the delivery of a fairness opinion to MusclePharm, regulatory filings, and shareholder approval by BioZone shareholders.  Closing will occur subsequent to satisfying all closing conditions which is expected to occur prior to December 31, 2013.

ABOUT MUSCLEPHARM CORPORATION

MusclePharm® is a leading international, award-winning sports nutrition company offering vitamins and nutritional supplements which are available in more than 110 countries and available in 15,000+ U.S. retail outlets, including Costco, Dick’s Sporting Goods, 24 Hour Fitness, Bally's, GNC, Vitamin Shoppe and Vitamin World.  The company's brands are MusclePharm®, Arnold Schwarzenegger Series™, and FitMiss™. The comprehensive lines of clinically-proven, safe and effective nutritional supplements are developed through a six-stage research process that utilizes the expertise of leading nutritional scientists, doctors and universities. For more information, visit www.musclepharmcorp.com.

Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MusclePharm Investor Contact:

The Del Mar Consulting Group, Inc.	or	Alex Partners, LLC
Robert B. Prag, President		Scott Wilfong, President
Telephone: 858-794-9500		Telephone: 425-242-0891
Email: bprag@delmarconsulting.com		Email: Scott@alexpartnersllc.com

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